Exhibit 99

MAYVILLE ENGINEERING COMPANY, INC. ANNOUNCES

THIRD QUARTER 2020 RESULTS

Sequential Improvement in Financial Performance;

Further Debt Reduction Based on Cash Flow Strength

Mayville, WI/November 2, 2020/Mayville Engineering Company (NYSE: MEC) (the “Company” or “MEC”), a leading U.S.-based value added manufacturing partner that provides a broad range of prototyping and tooling, production fabrication, coating, assembly and aftermarket services, today announced results for the third quarter ended September 30, 2020.

Third Quarter Highlights:

•	Produced net sales of $91.1 million
•	Recorded a net loss of $1.1 million
•	Generated Adjusted EBITDA of $9.8 million, or 10.8% of net sales
•	Completed Greenwood facility consolidation and process optimization efforts improving performance profile
•	Reduced total funded debt by $14.6 million to $62.8 million

“Following a difficult second quarter, we are pleased with our sequentially improved performance this quarter, with the majority of customers increasing order volumes as they continued to ramp up production,” stated Robert D. Kamphuis, Chairman, President and CEO. “While we are pleased with the progress made to optimize our performance through process improvement, investment in automation and structural overhead reduction, we remain focused on capturing all benefits of returning volume and pursuing a variety of long-term growth opportunities.”

Third Quarter 2020 Results

Net sales were $91.1 million for the third quarter of 2020 as compared to $128.5 million for the same prior year period. The decline was driven by manufacturing volume reductions due to the ongoing pandemic, and the continuation of customer destocking activities, particularly within the Agriculture and Construction and Access Equipment end markets served. Despite the volume declines, all existing customer relationships and manufacturing programs remain intact.

Manufacturing margins were $9.7 million for the third quarter of 2020, as compared to $14.6 million for the same prior year period, due to under-absorbed overhead costs, plus costs related to finalizing the consolidation of the Greenwood, SC facility.

Profit sharing, bonuses, and deferred compensation expenses were $2.3 million for the third quarter of 2020, as compared to $0.7 million for the same prior year period. The increase was driven mostly by the re-establishment of discretionary 401(k) accruals based on improving business conditions.

Other selling, general and administrative expenses were $4.5 million for the third quarter of 2020 as compared to $6.1 million for the same prior year period, which included $0.9 million of one-time IPO and Defiance Metal Products (DMP) acquisition related expenses. Excluding the one-time items from the prior year, these expenses decreased by $0.7 million driven by DMP integration synergies, lower travel expenses, and other cost saving initiatives.

Interest expense was $0.6 million for the third quarter of 2020, as compared to $1.0 million for the same prior year period, due to lower current debt levels and the improved terms of the Amended and Restated Credit Agreement.

Income tax expense was $0.7 million for the third quarter of 2020 bringing the company’s net operating loss carryforward to approximately $23 million. Future pre-tax income will be offset against our federal net operating loss carryforward until fully utilized.

Greenwood, SC Facility Consolidation

During the second quarter of 2020, the Company implemented the closure and consolidation of its Greenwood, SC manufacturing facility, which was finalized in the third quarter. All components previously manufactured in Greenwood are now being produced at five other MEC facilities, maintaining overall manufacturing capacity with a smaller footprint, while lowering overhead costs and working capital requirements. The Company incurred $0.7 million of one-time costs during the third quarter, following $1.8 million of costs in the second quarter. These costs are included in cost of sales, which negatively impact manufacturing margins.

Kamphuis explained, “Based on our investments in new technology and automation, which resulted in a smaller footprint requirement to maintain manufacturing capacity, we were able to proactively consolidate this facility delivering both short- and projected long-term benefits. Our operations team, led by COO Rand Stille, completed the process quickly and effectively through focused execution, transferring production capacity to the five other facilities with no disruption to our customers.”

Balance Sheet and Liquidity

During the third quarter of 2020, the Company further strengthened its balance sheet by paying down $14.6 million of debt, reducing total funded debt to $62.8 million, and resulting in a leverage ratio of approximately 2.2x.

In June 2020, the Company amended its credit agreement in order to provide added insurance against future macroeconomic events, increasing its maximum leverage ratio from 3.25x to 4.25x through the fourth quarter of 2020, adjusting quarterly thereafter until returning to the original 3.25x threshold during the fourth quarter of 2021. The debt capacity and maturity date of the credit facility were unaffected by the amendment.

Capital expenditures were $5.4 million for the nine-month period ended September 30, 2020, as compared to $22.8 million for the same prior year period. The decline is due to the completion of the investment cycle initiated in 2019, plus focus on leveraging previous investments. Overall, capital expenditures for 2020 are expected to be in the range of $10 to $13 million.

“Due to our strong cash flow generation, we were able to further strengthen our balance sheet by paying down debt during the quarter. With our overall debt level continuing to fall and the attractive terms of our amended credit agreement, we are well positioned financially to execute on our long-term goals,” explained Todd Butz, CFO.

Outlook

Based on the ongoing economic uncertainty related to the pandemic, and consistent with most of our customers, the Company is not providing a financial outlook.

Kamphuis commented, “Overall, current data trends indicate that customer de-stocking seen in the last 12 months is largely complete in most end markets. We are encouraged by the general demand trends we are starting to see, and believe we are in a good position to continue our third quarter performance, concluding the year on a positive note. With continued stability in our end markets, we believe we are well positioned to deliver improved performance over the medium- to long-term.”

Conference Call

The Company will host a conference call on Tuesday, November 3rd, 2020 at 10:00 a.m. Eastern Time (9:00 a.m. Central Time).

For a live Internet webcast of the conference call, visit www.mecinc.com and click on the link to the live webcast on the Investors page.

For telephone access to the conference, call (888) 349-0091 within the United States, call (855)-669-9657 within Canada, or +1 (412) 317-0780 from outside the United States and Canada.

Forward Looking Statements

This press-release includes forward-looking statements that reflect plans, estimates and beliefs. Such statements involve risk and uncertainties. Actual results may differ materially from those contemplated by these forward-looking statements as a result of various factors. Important factors that could cause actual results or events to differ materially from those expressed in forward-looking statements include, but are not limited to: the negative impacts the coronavirus (COVID-19) have had and will continue to have on our business, financial condition, cash flows and results of operations (including future uncertain impacts); failure to compete successfully in our markets; risks relating to developments in the industries in which our customers operate; our ability to maintain our manufacturing, engineering and technological expertise; the loss of any of our large customers or the loss of their respective market shares; risks related to scheduling production accurately and maximizing efficiency; our ability to realize net sales represented by our awarded business; our ability to successfully identify or integrate acquisitions; risks related to entering new markets; our ability to develop new and innovative processes and gain customer acceptance of such processes; our ability to recruit and retain our key executive officers, managers and trade-skilled personnel; risks related to our information technology systems and infrastructure; manufacturing risks, including delays and technical problems, issues with third-party suppliers, environmental risks and applicable statutory and regulatory requirements; political and economic developments, including foreign trade relations and associated tariffs; volatility in the prices or availability of raw materials critical to our business; results of legal disputes, including product liability, intellectual property infringement and other claims; risks associated with our capital-intensive industry; risks related to our treatment as an S Corporation prior to the consummation of our initial public offering; risks related to our employee stock ownership plan’s treatment as a tax-qualified retirement plan; our ability to remediate the material weaknesses in internal control over financial reporting identified in preparing our audited consolidated financial statements and to subsequently maintain effective internal control over financial reporting; and other factors described in “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2019, as such were previously supplemented and amended in Part II, Item 1A of our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020 and which may be further amended or supplemented by subsequent Quarterly Reports on Form 10-Q or other reports filed with the Securities and Exchange Commission. This discussion should be read in conjunction with our audited consolidated financial statements included in the Company’s previously filed Annual Report on Form 10-K for the year ended December 31, 2019. We undertake no obligation to update or revise any forward-looking statements after the date on which any such statement is made, whether as a result of new information, future events or otherwise, except as required by federal securities laws.

About Mayville Engineering Company

Founded in 1945, MEC is a leading U.S.-based value-added manufacturing partner that provides a broad range of prototyping and tooling, production fabrication, coating, assembly and aftermarket component. Our customers operate in diverse end markets, including heavy- and medium-duty commercial vehicle, construction & access equipment, powersports, agriculture, military and other end markets. Along with process engineering and development services, MEC maintains an extensive manufacturing infrastructure with 19 facilities across seven states. These facilities make it possible to offer conventional and CNC (computer numerical control) stamping, shearing, fiber laser cutting, forming, drilling, tapping, grinding, tube bending, machining, welding, assembly and logistic services. MEC also possesses a broad range of finishing capabilities including shot blasting, e-coating, powder coating, wet spray and military grade chemical agent resistant coating (CARC) painting.

Use of Non-GAAP Financial Measures

This press release contains financial information calculated in a manner other than in accordance with U.S generally accepted accounting principles (“GAAP”).

The non-GAAP measures used in this press release are EBITDA, EBITDA Margin, Adjusted EBITDA and Adjusted EBITDA Margin.

EBITDA represents net income before interest expense, provision (benefit) for income taxes, depreciation, and amortization. EBITDA Margin represents EBITDA as a percentage of net sales for each period. Adjusted EBITDA represents EBITDA before transaction fees incurred in connection with the DMP acquisition and our initial public offering, the loss on debt extinguishment relating to our December 2018 credit agreement, non-cash purchase accounting charges including costs recognized on the step-up of acquired inventory and contingent consideration fair value adjustments, one-time increases in deferred compensation and long term incentive plan expenses related to the initial public offering, stock-based compensation and restructuring expenses related to the closure of the Greenwood facility. Adjusted EBITDA Margin represents Adjusted EBITDA as a percentage of net sales for each period. These metrics are supplemental measures of our operating performance that are neither required by, nor presented in accordance with, GAAP. These measures should not be considered as an alternative to net income or any other performance measure derived in accordance with GAAP as an indicator of our operating performance. We present Adjusted EBITDA and Adjusted EBITDA Margin as management uses these measures as key performance indicators, and we believe they are measures frequently used by securities analysts, investors and other parties to evaluate companies in our industry. These measures have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of our results as reported under GAAP.

Our calculation of EBITDA, EBITDA Margin, Adjusted EBIDTA and Adjusted EBITDA Margin may not be comparable to the similarly named measures reported by other companies. Potential differences between our measures of EBITDA and Adjusted EBITDA compared to other similar companies’ measures of EBITDA and Adjusted EBITDA may include differences in capital structure and tax positions.

Please reference our reconciliation of net income, the most directly comparable measure calculated in accordance with GAAP, to EBITDA and Adjusted EBITDA, and the calculation of EBITDA Margin and Adjusted EBITDA Margin included in this press release.

Mayville Engineering Company, Inc.

Consolidated Balance Sheet

(in thousands, except share amounts)

(unaudited)

	September 30, 2020	December 31, 2019
ASSETS
Cash and cash equivalents	$110	$1
Receivables, net of allowances for doubtful accounts of $1,293 at September 30, 2020 and $526 at December 31, 2019	48,654	40,188
Inventories, net	37,964	45,692
Tooling in progress	3,642	1,589
Prepaid expenses and other current assets	2,717	3,007

Total current assets	93,087	90,477

Property, plant and equipment, net	107,887	125,063
Assets held for sale	3,552	—
Goodwill	71,535	71,535
Intangible assets-net	64,143	72,173
Capital lease, net	2,742	3,227
Other long-term assets	1,003	1,107

Total	$343,949	$363,582

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$27,606	$32,173
Current portion of capital lease obligation	619	598
Accrued liabilities:
Salaries, wages, and payroll taxes	10,529	5,752
Profit sharing and bonus	1,310	6,229
Other current liabilities	4,526	3,439

Total current liabilities	44,590	48,191

Bank revolving credit notes	59,986	72,572
Capital lease obligation, less current maturities	2,220	2,687
Deferred compensation and long-term incentive, less current portion	25,183	24,949
Deferred income tax liability	12,998	14,188
Other long-term liabilities	100	100

Total liabilities	145,077	162,687

Common shares, no par value, 75,000,000 authorized, 21,093,035 shares issued at September 30, 2020 and 20,845,693 at December 31, 2019	—	—
Additional paid-in-capital	189,780	183,687
Retained earnings	14,026	22,090
Treasury shares at cost, 1,033,645 shares at September 30, 2020 and 1,213,482 at December 31, 2019	(4,934)	(4,882)

Total shareholders’ equity	198,872	200,895

Total	$343,949	$363,582

Mayville Engineering Company, Inc.

Consolidated Statement of Net Income (Loss)

(in thousands, except share amounts and per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Net sales	$91,075	$128,511	$262,262	$417,373
Cost of sales	81,340	113,941	241,838	362,689
Amortization of intangibles	2,677	2,677	8,030	8,030
Profit sharing, bonuses, and deferred compensation	2,288	678	4,807	25,258
Employee stock ownership plan expense	—	1,500	—	4,500
Other selling, general and administrative expenses	4,490	6,068	14,642	20,296
Contingent consideration revaluation	—	(9,598)	—	(6,054)
Income (loss) from operations	280	13,246	(7,055)	2,655
Interest expense	(647)	(987)	(2,110)	(5,811)
Loss on extinguishment of debt	—	—	—	(154)
Income (loss) before taxes	(367)	12,259	(9,165)	(3,310)
Income tax expense (benefit)	733	2,512	(1,101)	(231)

Net income (loss) and comprehensive income (loss)	$(1,100)	$9,746	$(8,064)	$(3,079)

Earnings (loss) per share
Net income (loss) available to shareholders	$(1,100)	$9,746	$(8,064)	$(3,079)
Basic and diluted earnings (loss) per share	$(0.05)	$0.49	$(0.41)	$(0.18)
Basic and diluted weighted average shares outstanding	20,077,039	19,740,296	19,838,701	16,684,337
Tax-adjusted pro forma information
Net income (loss) available to shareholders	$(1,100)	$9,746	$(8,064)	$(3,079)
Pro forma provision for income taxes	—	—	—	173

Pro forma net income (loss)	$(1,100)	$9,746	$(8,064)	$(3,252)

Pro forma basic and diluted earnings (loss) per share	$(0.05)	$0.49	$(0.41)	$(0.19)
Basic and diluted weighted average shares outstanding	20,077,039	19,740,296	19,838,701	16,684,337

Weighted average shares give effect to the issuance of a stock dividend of approximately 1,334.34-for-1 related to the IPO.

Tax adjusted pro forma amounts reflect income tax adjustments as if the Company was a taxable entity as of the beginning of 2019 using a 26% effective tax rate.

Mayville Engineering Company, Inc.

Consolidated Statement of Cash Flows

(in thousands)

(unaudited)

	Nine Months Ended September 30,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(8,064)	$(3,079)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	16,304	16,622
Amortization	8,030	8,030
Stock-based compensation expense	3,719	2,135
Allowance for doubtful accounts	767	(271)
Inventory excess and obsolescence reserve	279	165
Costs recognized on step-up of acquired inventory	—	395
Contingent consideration revaluation	—	(6,054)
Loss (gain) on disposal of property, plant and equipment	688	(74)
Deferred compensation and long-term incentive	234	11,392
Gain on extinguishment or forgiveness of debt	—	(367)
Other non-cash adjustments	262	1,892
Changes in operating assets and liabilities – net of effects of acquisition:
Accounts receivable	(9,233)	(9,524)
Inventories	7,449	3,700
Tooling in progress	(2,053)	826
Prepaids and other current assets	338	(1,633)
Accounts payable	(4,016)	(1,175)
Deferred income taxes	(1,189)	(4,266)
Accrued liabilities, excluding long-term incentive	5,776	(2,290)

Net cash provided by operating activities	19,291	16,424

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant and equipment	(5,354)	(22,820)
Proceeds from sale of property, plant and equipment	1,920	76
Non-cash adjustments	—	(1,656)
Acquisitions, net of cash acquired	—	(2,368)

Net cash used in investing activities	(3,434)	(26,768)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from bank revolving credit notes	209,857	367,364
Payments on bank revolving credit notes	(222,443)	(339,993)
Repayments of other long-term debt	—	(119,963)
Deferred financing costs	(206)	—
Proceeds from IPO, net	—	101,763
Purchase of treasury stock	(2,510)	(1,592)
Payments on capital leases	(446)	(323)

Net cash provided (used in) by financing activities	(15,748)	7,256

Net increase (decrease) in cash and cash equivalents	109	(3,088)
Cash and cash equivalents at beginning of period	1	3,089

Cash and cash equivalents at end of period	$110	$1

Mayville Engineering Company, Inc.

Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA

(in thousands)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Net income (loss)	$(1,100)	$9,746	$(8,064)	$(3,079)
Interest expense	647	987	2,110	5,811
Provision (benefit) for income taxes	733	2,512	(1,101)	(231)
Depreciation and amortization	7,894	8,297	24,334	24,652

EBITDA	8,174	21,543	17,279	27,153
Loss on the extinguishment of debt	—	—	—	154
Costs recognized on step-up of acquired inventory	—	—	—	395
Contingent consideration revaluation	—	(9,598)	—	(6,054)
Deferred compensation expense specific to IPO	—	—	—	10,159
Long term incentive plan expense specific to IPO	—	—	—	9,921
Other IPO and DMP acquisition related expenses	—	900	—	5,288
IPO stock-based compensation expense	—	725	1,029	1,146
Stock based compensation expense	978	613	2,690	989
Greenwood restructuring charges	687	—	2,524	—

Adjusted EBITDA	$9,839	$14,183	$23,522	$49,151

Net sales	$91,075	$128,511	$262,262	$417,373
EBITDA Margin	9.0%	16.8%	6.6%	6.5%
Adjusted EBITDA Margin	10.8%	11.0%	9.0%	11.8%